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                                   Agreement
                                   ---------

     Agreement dated as of May 25, 1993 between Waban Inc. (the "Company") and John F. Levy ("Levy").

                                    Recitals
                                    --------

     The Company and Levy entered into an Employment Agreement dated as of June 1, 1989 (the "Employment Agreement"). Terms defined in the Employment Agreement are used herein as so defined.

     The Company and Levy have agreed that Levy will resign from his employment and offices with the Company, subject to the provisions of this Agreement.

                                   Agreement
                                   ---------

     The Company and Levy agree as follows:

     1. Levy hereby resigns as President and Chief Executive Officer and a director of the Company and from all other offices and positions with the Company and each of its subsidiaries, effective as of the date hereof.

     2.  The Employment Period shall terminate as of the date hereof.

     3.  Levy shall be entitled to all compensation and benefits specified in
Section 5(b) of the Employment Agreement in the case of termination pursuant to clause (ii) of such Section 5(b), except that (x) the Company will pay to Levy pursuant to Section 5(b)(i) his current Base Salary through May 23, 1995, without reduction for compensation earned from other employment or self-employment through May 23, 1994, and thereafter reduced by such compensation earned from other employment or self-employment and (y) Levy shall be entitled to the benefits specified in Section 5(b)(ii) until the expiration of the period of Base Salary payments (except to the extent that Levy shall obtain the same from another employer or from self-employment). For purposes of his 1989 PARS grant, pursuant to the third paragraph of Section 2 of Exhibit A to the Employment Agreement, Levy shall vest in 4,167 shares as his pro rated PARS entitlement.

         In addition, Levy shall be deemed vested in his benefits under SERP, with 19 years and six months Years of Service under SERP, for all purposes of SERP (including Sections 5.02 and 5.05) other than Section 5.07. SERP benefits shall become payable at the time and in the manner provided in SERP. Sections
8.02 and 8.03 of SERP shall not apply to Levy. In the event that the Company shall at any time during or after the Employment Period generally offer to participants in SERP the

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right to convert their SERP benefits into a lump sum or third party annuity payment, or shall generally accelerate payments under SERP for any reason, including a change of control of the Company, the Company will grant Levy or his legal representative a comparable right, except that he shall not be entitled to any tax gross up rights whether or not extended to other SERP participants. The Company shall provide Levy notice of any such offer or acceleration within 10 days after the occurrence thereof.

     The Company shall also continue to provide Levy with his car allowance through May 31, 1994 or until his earlier other employment. The Company shall within a reasonable time obtain and provide to Levy at the Company's expense office space within 20 miles of Waban, Massachusetts and reasonable secretarial assistance until May 31, 1994 or until his earlier other employment. Levy shall have reasonable access to his present office and secretarial assistance for the purpose of removing his personal files and effects.

     4. Sections 6(a) and 6(c) of the Employment Agreement shall remain applicable to Levy in accordance with their terms. Section 6(b) shall be superseded by the following agreement of Levy, which shall remain applicable to Levy through May 31, 1994:

          During the course of his employment, Levy has learned many trade secrets of the Company and has had access to confidential information and business plans for the Company. Therefore, Levy will not engage, either as a principal, employee, partner, consultant or investor (other than a less-than-1% stock interest in a corporation), in any of the following businesses:

               Home Depot, Builders Square, Sams, Price Club, Costco and Pace.

          Levy agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

     5. In consideration of this Agreement and the benefits provided to Levy hereunder, Levy hereby releases and absolves the Company and its affiliates, agrees not to sue or commence

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proceedings or initiate or file a complaint against the Company and its affiliates, the successors and assigns of the Company and its affiliates, and all officers, directors, stockholders, agents and employees of each (hereinafter referred to as "Releasees"), of, from and with respect to the following: (i) any claims arising out of, based upon or connected with Levy's employment by the Company, the compensation and working conditions for that employment and/or the termination of that employment; and (ii) any claim that might exist under federal, state or local employment discrimination laws, fair employment practice laws, civil rights or pension statutes or regulations (other than vested pension rights) pursuant thereto or the common law with respect to that employment or the termination thereof, including, without limitation, The Age in Discrimination Employment Act. There is excepted from the foregoing release and other undertakings by Levy in this paragraph 5 (i) any payment required to be made pursuant to this Agreement and (ii) any indemnification rights to which Levy is presently entitled under Delaware law, the Company's Certificate of Incorporation, By-laws, Resolution of the Board of Directors of the Company or indemnification agreement with the Company, all of which rights shall remain in effect.

     For good and valuable consideration, the receipt of which is hereby acknowledged by the Company, the Company does hereby release Levy and agrees not to sue or commence proceedings against Levy, his heirs and assigns, of, from and with respect to any claim arising out of, based upon or connected with Levy's employment by the Company.

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     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.


                                        /s/ John F. Levy
                                        --------------------------------
                                        John F. Levy



                                        WABAN INC.


                                        By  /s/ Sumner Feldberg
                                          -----------------------------
                                          Chairman of the Board

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